 NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                                              FOR IMMEDIATE RELEASE

                                                              April 27, 2011

Norfolk Southern reports first-quarter 2011 results

For 2011 vs. 2010, Norfolk Southern achieved the following first-quarter records:

  Railway operating revenues increased 17 percent to $2.6 billion.

  Income from railway operations improved 8 percent to $600 million.

  Diluted earnings per share rose 32 percent to $0.90.

NORFOLK, VA. -- For the first quarter of 2011, Norfolk Southern Corporation reported net income of $325 million, or $0.90 per diluted share, 26 percent higher than $257 million, or $0.68 per diluted share, for the first quarter of 2010.

            First-quarter 2011 results included a $58 million non-cash charge associated with an unfavorable insurance arbitration ruling that reduced net income by $36 million, or $0.10 per diluted share. For the same period of 2010, results were impacted by a $27 million, or $0.07 per diluted share, deferred tax charge resulting from the enactment of healthcare legislation.

            "Norfolk Southern delivered an excellent financial performance during the quarter, reflecting the strong market for freight rail transportation and the value of our service product," said CEO Wick Moorman. "We see continuing opportunities for growth in almost every segment of our business, and we're optimistic about our prospects for the balance of 2011."

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Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site: www.nscorp.com

                                 Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

First-quarter railway operating revenues improved 17 percent to $2.6 billion, compared with the first quarter of 2010, as the result of 8 percent increases in revenue per unit and traffic volume.

General merchandise revenues were $1.3 billion, 10 percent higher compared with the same period last year. Coal revenues increased 30 percent to $816 million compared with first-quarter 2010 results. Intermodal revenues were $485 million, up 18 percent compared with the first quarter of last year.

Railway operating expenses for the quarter were $2.0 billion, up 20 percent compared with first-quarter 2010.  The increase was largely due to higher fuel costs, which rose by $135 million or 53 percent, primarily as the result of increased prices as well as the effects of an unfavorable arbitration ruling and higher traffic volumes.

Income from railway operations for the quarter improved 8 percent to $600 million compared with the same period of 2010.

The railway operating ratio was 77.1 percent, compared with 75.2 percent in first- quarter 2010.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                                                                      World Wide Web Site:  www.nscorp.com